SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under 14a-12

RAYOVAC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

6 Concourse Parkway, Suite 3300

Atlanta, Georgia 30328

March 24, 2005

Dear Shareholder:

On Wednesday, April 27, 2005, Rayovac Corporation will hold its annual meeting of shareholders. On behalf of the Board of Directors, I am pleased to invite you to join us so we can report to you on the activities of Rayovac during fiscal 2004. The meeting will be held at Rayovac’s North American headquarters located at 601 Rayovac Drive in Madison, Wisconsin and is scheduled to begin at 8:00 a.m., local time.

This year you are being asked to vote on the following matters: (1) the election of three Class I directors to the Board of Directors for a three-year term; (2) the approval of an amendment to our Amended and Restated Articles of Incorporation to change our name to Spectrum Brands, Inc.; and (3) the ratification of the Board of Directors’ appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2005. The Board of Directors recommends that you vote FOR each proposal. These proposals are described in the attached proxy statement, which you are encouraged to read fully.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented. Regardless of the number of shares you own, please complete, sign, date and promptly return the enclosed proxy card in the enclosed envelope.

We appreciate your continued support.

Sincerely,

David A. Jones

Chairman and

Chief Executive Officer

RAYOVAC CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Rayovac Corporation:

The annual meeting of the shareholders of Rayovac Corporation (the “Annual Meeting”) will be held at Rayovac’s North American headquarters located at 601 Rayovac Drive in Madison, Wisconsin, on Wednesday April 27, 2005, at 8:00 a.m., local time, for the following purposes:

1.	To elect three Class I directors to the Board of Directors for a three-year term expiring at the 2008 annual meeting;

2.	To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to change the Company’s corporate name from Rayovac Corporation to Spectrum Brands, Inc.;

3.	To ratify the appointment by the Board of Directors of KPMG LLP, certified public accountants, as our independent registered public accounting firm for fiscal 2005; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

All shareholders of record at the close of business on Tuesday, March 15, 2005, will be entitled to vote at the Annual Meeting, whether in person or by proxy. Please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. Shareholders who attend the Annual Meeting may revoke their proxies and vote in person, if they wish to do so.

By Order of the Board of Directors,

James T. Lucke

Secretary

6 Concourse Parkway, Suite 3300

Atlanta, Georgia 30328

March 24, 2005

IMPORTANT

All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, you are urged to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided. This will assure your representation and a quorum for the transaction of business at the Annual Meeting. If you do attend the Annual Meeting, you may vote in person if you desire to do so, even if you have returned a proxy card.

RAYOVAC CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, APRIL 27, 2005

General

We are furnishing this proxy statement to shareholders of record of Rayovac Corporation (“Rayovac” or the “Company”) in connection with the solicitation of proxies for use at the annual meeting of shareholders (the “Annual Meeting”) to be held on Wednesday, April 27, 2005, at Rayovac’s North American headquarters located at 601 Rayovac Drive in Madison, Wisconsin, at 8:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. The Notice of Annual Meeting of Shareholders, this proxy statement and the enclosed form of proxy are first being mailed to shareholders on or about March 24, 2005.

Voting Securities, Quorum and Vote Required

Only holders of record of common stock, par value $.01 per share, of Rayovac (the “Common Stock”) as of the close of business on March 15, 2005 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, there were                              shares of Common Stock issued and outstanding, constituting all of our issued and outstanding voting securities. Shareholders are entitled to one vote for each share of Common Stock they held as of the Record Date.

A quorum of shareholders is necessary to hold a valid annual meeting. A quorum will exist at the Annual Meeting if the holders of record of a majority of the number of shares of Common Stock outstanding as of the Record Date are present in person or represented by proxy at the Annual Meeting. Shares held as of the Record Date by holders who are present in person or represented by proxy at the Annual Meeting but who have abstained from voting or not voted with respect to some or all of such shares on any proposal to be voted on at the Annual Meeting will be counted as present for purposes of establishing a quorum.

To be elected as a Class I director at the Annual Meeting (Proposal No. 1), each candidate for election must receive a plurality of the votes cast by the shareholders present in person or represented by proxy at the Annual Meeting, provided a quorum is present. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting, provided a quorum is present, is required to (a) amend the Company’s Amended and Restated Articles of Incorporation to change the Company’s name to Spectrum Brands, Inc. (Proposal No. 2) and (b) ratify the Board of Directors’ appointment of KPMG LLP as our independent auditors for fiscal 2005 (Proposal No. 3).

Shares represented by proxies that are marked “WITHHELD” with regard to Proposal No. 1 (Election of Directors) will be excluded entirely from the vote and will have no effect. Shares represented by proxies that are marked “ABSTAIN” with regard to Proposal No. 2 (Amendment of Amended and Restated Articles of Incorporation for Company’s Name Change) or Proposal No. 3 (Ratification of KPMG LLP’s Appointment) will be considered present in person or represented by proxy at the Annual Meeting and will have the effect of a negative vote because approval of this proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

A broker “non-vote” occurs with respect to shares as to a proposal when a broker who holds shares of record in his name is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given. Brokers holding your shares in their name will be permitted to vote such shares with respect to all of the proposals to be voted on at the Annual Meeting without instruction from you, and, accordingly, broker non-votes will not occur with respect to any of the proposals.

Proxies

Voting Your Proxy

You may vote in person at the Annual Meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the Annual Meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote your “street name” shares held as of the Record Date.

Voting instructions are included on your proxy card. If you properly complete, date and sign your proxy and return it to us in time for it to be voted at the Annual Meeting, one of the individuals named as your proxy, each of whom is one of our officers, will vote your shares as you have directed on the proxy card.

If you sign and timely return your proxy card, but do not indicate how your shares are to be voted with respect to one or more of the proposals to be voted on at the Annual Meeting, your shares will be voted FOR each of such proposals. Our Board of Directors has no knowledge of any matters that will be presented for consideration at the Annual Meeting other than those described herein. If any other matter is properly presented at the Annual Meeting upon which a vote may properly be taken, shares represented by duly executed and timely returned proxy cards will be voted on any such matter in accordance with the judgment of the named proxies. The named proxies will also have discretionary authority to vote upon any adjournment or postponement of the Annual Meeting, including for the purpose of soliciting additional proxies.

How to Vote by Proxy

You may vote by proxy by completing, signing, dating and returning your proxy card in the enclosed envelope. If you hold your shares through a broker or other custodian, you should provide written instructions to your broker on how to vote your shares. With respect to each of the proposals to be voted on at the Annual Meeting, your broker will be permitted to vote your shares without instruction from you. As a result, if you do not provide your broker with instructions on how to vote your shares with respect to each of the three proposals, your broker may vote your shares in a different manner than you would have voted if you had provided instructions to your broker.

Revoking Your Proxy

You may revoke your proxy before it is voted by:

•	sending in a new proxy with a later date;

•	notifying the Secretary of the Company in writing before the Annual Meeting that you have revoked your proxy; or

•	voting in person at the Annual Meeting.

If you hold your shares through a broker or other custodian, you will need to contact them to revoke your proxy.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote your “street name” shares held as of the Record Date.

Proxy Solicitation

This solicitation of proxies is being made on behalf of our Board of Directors and we will bear the costs of the solicitation. We have engaged Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of approximately $7,000 plus reasonable out-of-pocket expenses. In addition to the solicitation of proxies by mail, proxies may also be solicited by our directors, officers and employees in person or by telephone or fax, for which they will receive no additional compensation. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders.

Delivery of Proxy Materials and Annual Report to Households

The Rules of the Securities and Exchange Commission (the “SEC”) permit companies and brokers, banks or other intermediaries to deliver a single copy of an annual report and proxy statement to households at which two or more shareholders reside. Beneficial owners sharing an address who have been previously notified by their broker, bank or other intermediary and who have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report to shareholders for the last fiscal year (the “Annual Report”) and this proxy statement. If you hold your shares in your own name as a holder of record, householding will not apply to your shares.

Beneficial owners who reside at a shared address at which a single copy of our Annual Report and this proxy statement is delivered may obtain a separate copy of our Annual Report and/or this proxy statement without charge by sending a written request to Rayovac Corporation, 6 Concourse Parkway, Suite 3300, Atlanta, Georgia 30328, Attention: Vice President, Investor Relations, by calling us at (770) 829-6200 or by writing to us via electronic mail at investorrelations@rayovac.com. We will promptly deliver an Annual Report and/or this proxy statement upon request.

Not all brokers, banks or other intermediaries may offer the opportunity to permit beneficial owners to participate in householding. If you want to participate in householding and eliminate duplicate mailings in the future, you must contact your broker, bank or other intermediary directly. Alternatively, if you want to revoke your consent to householding and receive separate annual reports and proxy statements for each beneficial owner sharing your address, you must contact your broker, bank or other intermediary to revoke your consent.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of ten members, as determined in accordance with our Amended and Restated By-Laws. In accordance with our Amended and Restated Articles of Incorporation, the Board of Directors is divided into three classes (designated Class I, Class II and Class III, respectively), each consisting, as nearly as possible, of one-third of the total number of directors. The current term of office of the Class I directors expires at the Annual Meeting. The Class II and Class III directors are serving terms that expire at the annual meeting of shareholders to be held in 2007 and 2006, respectively.

The named proxies will vote the shares represented by all proxies received for the nominees for these vacancies, except to the extent authority to do so is withheld. Shareholders may withhold authority from the named proxies to vote for the entire slate of directors as nominated or, by writing the name of an individual nominee in the space provided on the proxy card, may withhold the authority to vote for any individual nominee. Withholding authority to vote for one or more of the nominees will result in those nominees receiving fewer votes. If any nominee is or becomes unable or unwilling to serve, all proxies received will be voted for the person, if any, as shall be designated by the Board of Directors to replace the nominee. Each nominee has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable to serve as a director.

The names of the nominees being presented for consideration by the shareholders (all of whom are incumbent directors) and our current directors, their ages, the years in which they became directors of the Company and certain other information about them are set forth on the following pages. Except for Thomas H. Lee Partners, L.P. and its affiliates, none of the corporations or other organizations referred to on the following pages with which a director or nominee for director has been employed or otherwise associated is currently a parent, subsidiary or other affiliate of the Company (although Remington Products Company, L.L.C. was formerly a subsidiary of the Company which has since been merged with the Company).

Nominees for Vacancies on the Board of Directors

Nominees for the vacancies in Class I, whose three-year term will expire at the 2008 annual meeting of shareholders, are as follows:

Neil P. DeFeo Age 58	Mr. DeFeo has served as a director of Rayovac since September 2003. In October 2004, Mr. DeFeo was named President, Chief Executive Officer and a director of Playtex Products, Inc. From 1997 to September 2003, he served as President and Chief Executive Officer of Remington Products Company, L.L.C. and as Chairman of the Board of Remington Products Company, L.L.C. from 2001 to September 2003. From 1993 to 1996, Mr. DeFeo served as Group Vice President of U.S. Operations of the Clorox Company, a manufacturer and marketer of consumer products, and from 1968 to 1993 he held positions of increasing responsibility at Procter & Gamble. Mr. DeFeo also serves as a director of American Woodmark Corporation and various privately-held companies.

David A. Jones Age 55	Mr. Jones has served as Chairman of our Board of Directors and our Chief Executive Officer since September 1996. From September 1996 to April 1998, Mr. Jones also served as our President. Between February 1995 and March 1996, Mr. Jones was Chief Operating Officer, Chief Executive Officer and Chairman of the Board of Directors of Thermoscan, Inc., a manufacturer and marketer of infrared ear thermometers for consumer and professional use. From 1989 to September 1994, Mr. Jones served as President and Chief Executive Officer of The Regina Company, a manufacturer of vacuum cleaners and other floor care equipment. In addition, Mr. Jones serves as a director of Tyson Foods, Inc., Pentair, Inc. and Simmons Bedding Company. Mr. Jones has over 30 years of experience working in the consumer products industry.

Barbara S. Thomas Age 55	Ms. Thomas has served as a director of Rayovac since May 2002. Ms. Thomas most recently served as Interim Chief Executive Officer of The Ocean Spray Company from November 2002 to April 2003. Previously, Ms. Thomas was President of Warner-Lambert Consumer Healthcare, the over-the-counter pharmaceuticals business of the Warner-Lambert Company, until its purchase by Pfizer Inc. in July 2000. From 1993 to 1997, Ms. Thomas was employed by the Pillsbury Company, serving last as President of Pillsbury Canada Ltd. Prior to joining Pillsbury, Ms. Thomas served as Senior Vice President of Marketing for Nabisco Brands, Inc. Ms. Thomas serves as a director of the Bank of Nova Scotia and a privately-held company. Ms. Thomas is the Chairperson of our Nominating and Corporate Governance Committee and a member of our Audit Committee.

The Board of Directors recommends a vote FOR Proposal No. 1 to elect the above-named nominees as Class I directors of Rayovac.

Directors Continuing in Office

The directors continuing in office in Class II, whose three-year term will expire at the 2007 annual meeting of shareholders, are as follows:

John S. Lupo Age 58	Mr. Lupo has served as a director of Rayovac since July 1998 and is a principal in the consulting firm Renaissance Partners, LLC, which Mr. Lupo joined in February 2000. From October 1998 until November 1999, Mr. Lupo served as Executive Vice President for Sales and Marketing for Bassett Furniture Industries, Inc. From April 1998 to October 1998, Mr. Lupo served as a consultant in the consumer products industry. From August 1996 to April 1998, Mr. Lupo served as Senior Vice President and Chief Operating Officer for the international division of Wal-Mart Stores, Inc. From October 1990 to August 1996, Mr. Lupo served as Senior Vice President— General Merchandise Manager of Wal-Mart Stores, Inc. Mr. Lupo also serves as a director of a privately held company. Mr. Lupo is a member of both our Compensation Committee and Nominating and Corporate Governance Committee.

Thomas R. Shepherd Age 75	Mr. Shepherd has served as a director of Rayovac since our September 1996 recapitalization. Mr. Shepherd is Chairman of TSG Equity Partners, LLC, a private equity investment firm, and is also a director of The Vermont Teddy Bear Company Inc. and various privately-held companies. From 1986 through 1998, Mr. Shepherd served as a Managing Director of Thomas H. Lee Company. Mr. Shepherd is our Presiding Director and the Chairperson of our Compensation Committee.

In February 2005, two new members were appointed to newly-created vacancies of the Company’s Board of Directors. The two new directors were appointed pursuant to the shareholder’s agreement (the “Shareholder’s Agreement”) by and between the Company and UIC Holdings, L.L.C. (“Holdings”), dated as of January 3, 2005, which was filed as an exhibit to the Current Report on Form 8-K filed by the Company on January 4, 2005. On January 14, 2005, Holdings merged with and into United Industries Corporation (“United”) and on February 7, 2005, the Company acquired United (as further described in “Certain Relationships and Related Transactions” herein). As permitted by the Shareholder’s Agreement, Holdings assigned its rights and obligations under the Shareholder’s Agreement to Thomas H. Lee Partners, L.P. or its affiliates (“THL”). Pursuant to the Shareholder’s Agreement, the Company will allow THL to include on any slate of directors presented to the Company’s stockholders for election at the appropriate meeting of stockholders, to be approved by the Company’s Nominating and Corporate Governance Committee, up to two directors on the Company’s Board of Directors for so long as THL owns at least 15% of the Company’s issued and outstanding Common Stock on a fully-diluted basis, and one director for so long as THL owns at least 10% of the Company’s issued and outstanding Common Stock on a fully-diluted basis. The two new directors in Class II, whose two-year term will expire at the 2007 annual meeting of shareholders, are as follows:

Charles A. Brizius Age 36	Mr. Brizius has been a director of the Company since our acquisition of United. Mr. Brizius is a Managing Director of Thomas H. Lee Partners, L.P., joining the firm in 1993. From 1991 through 1993, Mr. Brizius was with Morgan Stanley & Co. Incorporated where he was a financial analyst in the bank’s Financial Institutions Group, Investment Banking Division. Mr. Brizius serves or has served as a director of numerous public and private companies in which THL has invested, including Eye Care Centers of America, Inc., Houghton Mifflin Company, TransWestern Publishing, L.P. and Warner Music Group.

Scott A. Schoen Age 46	Mr. Schoen has been a director of the Company since our acquisition of United. He is Co-President of Thomas H. Lee Partners, L.P. Prior to joining Thomas H. Lee Partners, L.P. in 1986, Mr. Schoen was in the Private Finance Department of Goldman, Sachs & Co. Mr. Schoen is a Director of AXIS Capital Holdings Limited, Refco Group Limited, LLC, Simmons Bedding Company, Syratech Corporation, TransWestern Publishing, L.P. and Wyndham International Inc. He is a Vice Chairman of the Board and a member of the Executive Committee of the United Way of Massachusetts Bay. He is also a member of the Board of Advisors of the Yale School of Management and a member of the Yale Development Board.

The directors continuing in office in Class III, whose three-year term will expire at the 2006 annual meeting of shareholders, are as follows:

John D. Bowlin Age 54	Mr. Bowlin has served as a director of Rayovac since May 2004. Mr. Bowlin most recently served as President and Chief Executive Officer of Miller Brewing Company, a subsidiary of SABMiller plc, from 2002 to 2003. From 1985 to 2002, Mr. Bowlin served in a variety of senior executive positions during his time at Philip Morris Companies, Inc., including: Chief Executive Officer of Miller Brewing Company from 1999 to 2002; President and Chief Executive Officer of Kraft Foods International from 1996 to 1999; President and Chief Operating Officer of Kraft Foods North America from 1994 to 1996; President and Chief Operating Officer of Miller Brewing Company from 1993 to 1994; and President of Oscar Mayer Food Corporation from 1991 to 1993. From 1974 to 1985, he held positions of increasing responsibility at General Foods Corporation. Mr. Bowlin is a member of both our Audit Committee and Nominating and Corporate Governance Committee.

William P. Carmichael Age 61	Mr. Carmichael has served as a director of Rayovac since August 2002. From 1999 to 2001, Mr. Carmichael served as Senior Managing Director of the Succession Fund, a company that provides strategic financial and tax consulting to closely held private companies. Mr. Carmichael also served as Senior Vice President of Sara Lee Corporation from 1991 to 1993, Vice President from 1985 to 1990 and Chief Financial Officer from 1987 to 1990 of Beatrice Foods Company, Vice President of E-II Holdings from 1987 to 1988 and Vice President of Esmark, Inc. from 1976 to 1984. Mr. Carmichael is a director of Cobra Electronics Corporation, The Finish Line, Inc. and Simmons Bedding Company and serves as a Trustee of the Nations Funds. Mr. Carmichael is the chairperson of our Audit Committee.

Kent J. Hussey Age 58	Mr. Hussey has served as a director of Rayovac since October 1996 and has served as our President and Chief Operating Officer since August 2002 and from April 1998 until November 2001. From December 2001 through July 2002, Mr. Hussey served as our President and Chief Financial Officer. From October 1996 to April 1998, Mr. Hussey served as our Executive Vice President of Finance and Administration and our Chief Financial Officer. From 1994 to 1996, Mr. Hussey was Vice President and Chief Financial Officer of ECC International, a producer of industrial minerals and specialty chemicals, and from 1991 to July 1994, Mr. Hussey served as Vice President and Chief Financial Officer of The Regina Company. Mr. Hussey also serves as a director of American Woodmark Corporation and various privately-held companies.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

In addition to those directors named above who are also executive officers of the Company, set forth below is certain information concerning non-director employees who serve as executive officers of the Company. Our executive officers serve at the discretion of the Board of Directors. Except for United, none of the corporations or other organizations referred to below with which an executive officer has been employed or otherwise associated is a parent, subsidiary or other affiliate of Rayovac (although Remington Products Company, L.L.C. was formerly a subsidiary of the Company which has since been merged with the Company).

Kenneth V. Biller, age 56, was appointed President—Global Operations in February 2005. Prior to this recent appointment, Mr. Biller served as our Executive Vice President of Operations since October 1999, as our Senior Vice President of Operations from August 1998 to October 1999, as our Senior Vice President of Manufacturing/Supply Chain from January 1998 to August 1998, as our Senior Vice President and General Manager of Lighting Products & Industrial from 1996 to January 1998 and as our Vice President and General Manager of Lighting Products & Industrial from 1995 to 1996. Mr. Biller joined us in 1972 and has held numerous other positions with us, including Director of Technology/Battery Products and Vice President of Manufacturing.

Remy E. Burel, age 53, has served as our President, Europe/ROW since January 2004. From October 2002, upon our acquisition of substantially all of the consumer battery division of VARTA AG, until December 2003, Mr. Burel served as our Executive Vice President—Europe. Before the acquisition, Mr. Burel had been Chief Executive Officer of VARTA Gerätebatterie GmbH since January 2, 2000. From May 1990 to December 1999, Mr. Burel held positions of increasing responsibility at VARTA as International Marketing Manager, Geographical Area Manager (France, Spain and Portugal), Profit Center Manager (general purpose batteries) and

Divisional Board Member. Mr. Burel started his career at Gillette/Braun and held six different positions in controlling and marketing in the United States, France and Germany from 1975 to 1988.

Luis A. Cancio, age 65, has served as our President, Latin America since January 2004. From October 2000 until December 2003, Mr. Cancio served as our Executive Vice President—Latin America and from August 1999 to October 2000, he served as our Senior Vice President and General Manager of Latin America. From 1980 to 1996, Mr. Cancio held positions of increasing responsibility at Duracell International Inc., beginning as Vice President in Latin America and ending his tenure as Senior Vice President in other international markets.

Robert L. Caulk, age 53, joined Rayovac concurrently with the Company’s acquisition of United and was appointed President and Chief Executive Officer—North America in February 2005. Mr. Caulk joined United in November 1999 as President and Chief Executive Officer. He was elected as Chairman of the Board of Directors during 2001. Prior to joining United, Mr. Caulk spent over four years from 1995 to 1999 as the President and Executive Vice President of Clopay Building Products Company, Inc., a marketer and manufacturer of residential and commercial garage doors. Between 1989 and 1994, Mr. Caulk was President—North America, Vice President/General Manager and Director of Corporate Acquisitions and Planning at Johnson Worldwide Associates, a manufacturer of outdoor recreational products. From 1979 to 1989, he held various management positions at S.C. Johnson & Son, Inc. Mr. Caulk also serves as director of Polaris Industries Inc. and other privately-held and non-profit companies.

Lester C. Lee, age 45, joined us as our President, Remington North America in October 2003 upon our acquisition of Remington Products Company, L.L.C. and he held this same position with Remington Products Company, L.L.C. since January 2002. Effective January 2004, Mr. Lee assumed the position of President, North America, and effective February 2005, Mr. Lee assumed the position of President—Rayovac North America. Previously, Mr. Lee held the position of President, U.S. Shaver & Grooming Division at Remington Products Company, L.L.C. since January 2000 and was Senior Vice President Sales and Integrated Logistics of Remington Products Company, L.L.C. since July 1997. From 1995 until 1997, Mr. Lee was employed by Pacific Bell Mobile Services, a Division of Pacific Telesis, most recently as Vice President of Sales, and from 1989 until 1995, he was employed by Norelco Consumer Products Company in various sales positions, including Director of Sales, Western Division.

Philip F. Pellegrino, age 65, was appointed our Executive Vice President—Global Sales in January 2005. From April 2004 to December 2004, he provided us with consulting services and from November 2000 to March 2004 he served as a director of Rayovac. Previously, Mr. Pellegrino held the position of President of North American Sales for Kraft Foods Inc. from April 2003 to December 2004. From September 2000 to April 2003, he served as Senior Vice President and President of Sales for Kraft Foods Inc. From 1995 to September 2000, Mr. Pellegrino served as Senior Vice President of Sales and Customer Service for Kraft Foods Inc. Mr. Pellegrino has been employed by Kraft Foods Inc. or its subsidiary, Oscar Mayer, since 1964 in various management and executive positions.

Randall J. Steward, age 50, has served as our Executive Vice President and Chief Financial Officer since August 2002. From January 2002 until August 2002, Mr. Steward took a leave of absence for personal reasons. Previously, he served as our Executive Vice President of Administration and Chief Financial Officer from October 1999 to December 2001. Mr. Steward initially joined us in March of 1998 as our Senior Vice President of Corporate Development and was named Senior Vice President of Finance and Chief Financial Officer in April 1998, a position he held until October 1999. From October 1997 to March 1998, Mr. Steward worked as an independent consultant, primarily with Thermoscan, Inc. and Braun AG, assisting with financial and operational issues. From March 1996 to September 1997, Mr. Steward served as President and General Manager of Thermoscan, Inc. From January 1992 to March 1996, he served as Executive Vice President of Finance and Administration and Chief Financial Officer of Thermoscan, Inc.

Paul G. Cheeseman, age 46, serves as our Senior Vice President, Product Development. Immediately following our acquisition of Remington Products Company, L.L.C. in September 2003, Dr. Cheeseman assumed all responsibility for Remington product development. Previously, he served as our Senior Vice President— Technology since November 2001 and as our Vice President—Technology from June 1998 to November 2001 and has led all major technology initiatives at the Company since that time. From 1992 to 1998, Dr. Cheeseman held positions of increasing responsibility at Duracell Inc., a division of The Gillette Company, including Director of Operations from 1992 to 1995 and Director of Technology from 1995 to June 1998.

BOARD ACTIONS; BOARD MEMBER INDEPENDENCE;

COMMITTEES OF THE BOARD OF DIRECTORS

During fiscal 2004, our Board of Directors held four regular meetings and one special meeting and acted by unanimous written consent on seven occasions. Each director attended more than 75% of the total number of meetings of (a) the Board of Directors held in fiscal 2004 during the period for which he or she served as a director of the Company and (b) the committees of the Board of Directors on which he or she served during the period for which he or she so served, except Mr. Bowlin was unable to attend one of the two fiscal 2004 Board of Directors meetings held after his May 2004 election to the Board due to unforeseen travel complications. Thomas R. Shepherd is our Presiding Director and presides at the non-executive sessions of the Board of Directors. Rayovac does not have a policy that requires the attendance of all directors at our annual meetings of shareholders; however, all the then-current members of our Board of Directors attended our 2004 annual meeting of shareholders and we expect all members of our Board of Directors to attend the Annual Meeting.

Our Board of Directors has affirmatively determined that none of the following directors has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company): John D. Bowlin; Charles A. Brizius; William P. Carmichael; Scott A. Schoen; John S. Lupo; Thomas R. Shepherd; and Barbara S. Thomas. Our Board of Directors has adopted the definition of “independent director” set forth under the New York Stock Exchange Listing Standards to assist it in making determinations of independence. The directors referred to above currently meet these standards and are independent.

The Board of Directors has designated three principal standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. The functions of each committee and the number of meetings held by each committee in fiscal 2004 are noted below.

The Audit Committee, whose current members are John D. Bowlin, William P. Carmichael and Barbara S. Thomas, held four meetings in fiscal 2004 and acted by unanimous written consent on one occasion. Mr. Carmichael is the Chairperson of our Audit Committee and our Audit Committee Financial Expert, as defined under Section 407 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC in furtherance of Section 407. Each of the members of the Audit Committee is independent, as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, for the overall purpose of overseeing the Company’s accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for monitoring (1) the integrity of our financial statements, (2) the independent registered public accounting firm’s qualifications and independence, (3) the performance of our internal audit function and independent auditors and (4) our compliance with legal and regulatory requirements. The responsibilities and authority of the Audit Committee are described in further detail in the Audit Committee Charter, as amended, adopted by the Board of Directors in January 2003, which can be viewed at the Corporate Governance portion of our website at www.rayovac.com. Philip F. Pellegrino served on the Audit Committee during fiscal 2003 and a portion of fiscal 2004. Mr. Pellegrino resigned from the Board of Directors and the Audit Committee effective March 31, 2004 and was replaced on the committee by Ms. Thomas. Thomas R. Shepherd served on the Audit Committee during fiscal 2003 and a portion of fiscal 2004. Mr. Shepherd resigned from the Audit Committee effective May 7, 2004 and was replaced by Mr. Bowlin. The report of the Audit Committee for fiscal year 2004 is included elsewhere in this proxy statement.

The Compensation Committee, whose current members are John S. Lupo and Thomas R. Shepherd, held six meetings in fiscal 2004 and acted by unanimous written consent on one occasion. Mr. Shepherd is Chairperson of our Compensation Committee. Each of the members of the Compensation Committee is independent, as independence is defined in Section 303A.02 of the New York Stock Exchange Listing Standards. The Compensation Committee is responsible for overseeing our compensation and employee benefit plans and our incentive-compensation and equity-based plans. The responsibilities and authority of the Compensation Committee are described in further detail in the Compensation Committee Charter adopted by the Board of Directors in January 2003, which can be viewed at the Corporate Governance portion of our website at www.rayovac.com. Philip F. Pellegrino served on the Compensation Committee during fiscal 2003 and a portion of fiscal 2004. Mr. Pellegrino resigned from the Board of Directors and the Compensation Committee effective March 31, 2004 and was replaced on the committee by Mr. Lupo. The report of the Compensation Committee for fiscal year 2004 is included elsewhere in this proxy statement.

The Nominating and Corporate Governance Committee, whose current members are John D. Bowlin, Barbara S. Thomas and John S. Lupo, held three meetings in fiscal 2004 and acted by unanimous written consent on two occasions. Ms. Thomas is Chairperson of our Nominating and Corporation Governance Committee. Each of the members of the Nominating and Corporate Governance Committee is independent, as independence is defined in Section 303A.02 of the New York Stock Exchange Listing Standards. The Nominating and Corporate Governance Committee is responsible for (1) recommending to the Board of Directors individuals qualified to serve as our directors and on our committees of the Board of Directors, (2) advising the Board of Directors with respect to board composition, procedures and committees, (3) developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company, and (4) overseeing the evaluation process of the Board of Directors and our Chief Executive Officer. The responsibilities and authority of the Nominating and Corporate Governance Committee are described in further detail in the Nominating and Corporate Governance Committee Charter adopted by the Board of Directors in January 2003, which can be viewed, along with our Corporate Governance Guidelines, at the Corporate Governance portion of our website at www.rayovac.com.

DIRECTOR COMPENSATION

For fiscal 2005, each of Messrs. DeFeo, Lupo and Shepherd and Ms. Thomas shall be paid an annual retainer of $35,000 (four equal installments of $8,750) for their service as directors, Mr. Brizius and Mr. Schoen will be paid $8,750 per quarter for their service as directors, Mr. Carmichael shall be paid an annual retainer of $40,000 (four equal installments of $10,000) for his service as a director and as Chairman of the Audit Committee, and Mr. Shepherd shall be paid an annual retainer of $45,000 (four equal installments of $11,250) for his service as Presiding Director. Each director shall also receive $1,000 for each meeting of the Board of Directors that they attend ($500 if participating telephonically) and $1,000 (or $2,000 in the case of committee chairs) for each meeting of a committee of the Board of Directors that they attend ($500 or $1,500, respectively, if participating telephonically). Further, each of Messrs. Bowlin, Carmichael, DeFeo, Lupo and Ms. Thomas were granted 2,293 shares of restricted stock and Mr. Shepherd was granted 2,675 shares of restricted stock on October 1, 2004, which restrictions lapse in equal annual installments over a three-year period.

For fiscal 2004, Messrs. Bowlin, Carmichael, DeFeo, Lupo, Philip F. Pellegrino (who resigned as a member of the Board of Directors on March 31, 2004) and Shepherd and Ms. Thomas each received $7,500 per quarter for their service as directors, plus $1,000 for each meeting of the Board of Directors that they attended ($500 if participated telephonically) and $1,000 for each meeting of a committee of the Board of Directors that they attended ($500 if participated telephonically). Committee chairpersons received an additional $1,000 for attendance of each such committee meeting ($500 if participated telephonically). Mr. Shepherd received an additional $1,250 per quarter starting the first calendar quarter of 2004 for service in the role of Presiding Director. Mr. Bowlin received $10,500, Mr. Carmichael received $42,000, Mr. DeFeo received $34,000, Mr. Lupo received $40,500, Mr. Pellegrino received $21,000, Mr. Shepherd received $54,000 and Ms. Thomas received $44,000 for their service as our directors and for attending meetings of our Board of Directors and committees in fiscal 2004. In addition, on October 1, 2003, each of Messrs. Carmichael, DeFeo, Lupo, Pellegrino and Shepherd and Ms. Thomas were granted fully vested options to purchase 5,000 shares of our Common Stock at an exercise price of $14.60 per share. Also for serving in the role of Presiding Director, Mr. Shepherd was granted 301 shares of our restricted Common Stock on November 13, 2003, which restrictions lapsed on November 13, 2004. Our non-employee directors were also reimbursed for their out-of-pocket expenses in attending meetings of the Board of Directors. We also provided Mr. DeFeo with medical and life insurance benefits of approximately $19,425 in fiscal 2004. Directors who are also our employees receive no compensation for serving on the Board of Directors.

DIRECTOR NOMINATION PROCESS

Our Board of Directors has established a Nominating and Corporate Governance Committee as described above. The Committee may identify potential board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the Committee deems appropriate. The Committee may also engage a search firm or consultant to assist it in identifying, screening and evaluating potential candidates. The Committee has been given sole authority to retain and terminate any such search firm or consultant.

In considering candidates for our Board of Directors, the Committee evaluates the entirety of each candidate’s credentials. The Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) integrity and reputation; (iv) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, expertise, skills and experience; (v) willingness and ability to commit sufficient time to Board of Directors responsibilities; and (vi) qualification to serve on specialized board committees, such as the Audit Committee or Compensation Committee.

Our stockholders may recommend potential director candidates by following the procedure described below. The Nominating and Corporate Governance Committee will evaluate recommendations from stockholders in the same manner that it evaluates recommendations from other sources. If you wish to recommend a potential director candidate for consideration by the Committee, please send your recommendation to Rayovac Corporation, 6 Concourse Parkway Suite 3300, Atlanta, Georgia, 30328, Attention: Corporate Secretary. Any notice relating to candidates for election at the 2006 annual meeting must be received by March 8, 2006 in accordance with our Amended and Restated Bylaws. You should use first class, certified mail in order to ensure the receipt of your recommendation. Any recommendation must include (i) your name and address and a list of the shares of our company that you own; (ii) the name, age, business address and residence address of the proposed candidate; (iii) the principal occupation or employment of the proposed candidate over the preceding ten years and the person’s educational background; (iv) a statement as to why you believe such person should be considered as a potential candidate; (v) a description of any affiliation between you and the person you are recommending; and (vi) the consent of the proposed candidate to your submitting him or her as a potential candidate. You should note that the foregoing process relates only to bringing potential candidates to the attention of the Nominating and Corporate Governance Committee. This process will not give you the right to directly propose a nominee at any meeting of stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of February 22, 2005, by:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock (each, a “5% Shareholder”);

•	our Chief Executive Officer and each of the other four most highly compensated executive officers from fiscal 2004 serving as of February 22, 2005 (collectively, the “Named Executive Officers”);

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Determinations as to the identity of 5% Shareholders is based upon filings with the SEC and other publicly available information. Except as otherwise indicated, we believe, based on the information furnished or otherwise available to us, that each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws. The percentage of beneficial ownership set forth below is based upon 50,023,365 shares of Common Stock issued and outstanding as of the close of business on February 22, 2005. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of February 22, 2005, are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Rayovac Corporation, 6 Concourse Parkway, Suite 3300, Atlanta, Georgia 30328.

Names and Address of Beneficial Owner	Number of Shares		Number of Shares Subject to Options(1)		Percent
Thomas H. Lee Funds c/o Thomas H. Lee Partners, L.P. 100 Federal Street, 35th Floor Boston, MA 02110	12,728,969	(2)	5,000	(2)	25.45%
David A. Jones	437,637	(3)	654,045		2.18%
Kent J. Hussey	156,588	(4)	236,606		*
Kenneth V. Biller	98,451	(5)	79,713		*
Remy E. Burel	79,212	(6)	—		*
Lester C. Lee	47,661	(7)	—		*
John D. Bowlin	2,293	(8)	—		*
Charles A. Brizius	12,728,969	(2)(9)	5,000	(2)	25.45%
William P. Carmichael	7,293	(10)	10,000		*
Neil P. DeFeo	4,293	(11)	5,000		*
John S. Lupo	4,793	(12)	10,000		*
Scott A. Schoen	12,728,969	(2)(13)	5,000	(2)	25.45%
Thomas R. Shepherd	12,728,969	(2)(14)	5,000	(2)	25.45%
Barbara S. Thomas	2,293	(15)	10,000		*
All directors and executive officers of the Company as a group (18 persons)	13,611,884	(16)	1,010,364		28.65%

*	Indicates less than 1% of the total number of outstanding shares of our Common Stock.
(1)	Reflects the number of shares issuable upon the exercise of options exercisable within 60 days of February 22, 2005.
(2)	Based on information set forth in a Schedule 13D that was filed with the SEC on February 17, 2005 (“Schedule 13D”). The Schedule 13D was filed jointly on behalf of the THL Funds (as defined below) with respect to 12,733,969 shares of Common Stock beneficially owned by the THL Funds, which included 5,000 shares subject to options held by Mr. Shepherd that were exercisable within 60 days of February 22, 2005. The 12,733,969 shares include: 10,593,305 shares directly held by Thomas H. Lee Equity Fund IV, L.P. (“Equity Fund”); 366,192 shares directly held by Thomas H. Lee Foreign Fund IV, L.P. (“Foreign Fund”); 1,031,186 shares directly held by Thomas H. Lee Foreign Fund IV-B, L.P. (“Foreign Fund B”); 2,785 shares directly held by Thomas H. Lee Investors Limited Partnership (“THL Investors”); 68,881 shares directly held by Thomas H. Lee Charitable Investment L.P. (“Charitable Investment”); 666,620 shares directly held by certain other parties affiliated with Thomas H. Lee Partners, L.P. (the “Affiliate Holders”), including the 1997 Thomas H. Lee Nominee Trust, David V. Harkins, the 1995 Harkins Gift Trust, Mr. Schoen, C. Hunter Boll, Scott M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Warren C. Smith, Jr., Smith Family Limited Partnership, Seth W. Lawry, Kent R. Weldon, Terence M. Mullen, Todd M. Abbrecht, Mr. Brizius, Scott Jaeckel, Soren Oberg, Mr. Shepherd, Wendy L. Masler, Andrew D. Flaster, Robert Schiff Lee 1988 Irrevocable Trust, Stephen Zachary Lee, Charles W. Robins as Custodian for Jesse Lee, Charles W. Robins and James Westra (the Equity Fund, Foreign Fund, Foreign Fund B, THL Investors, Charitable Investment, Affiliate Holders and certain other reporting persons under the Schedule 13D, collectively, the “THL Funds”); and 5,000 shares subject to options held by Mr. Shepherd that were exercisable within 60 days of February 22, 2005.

By virtue of certain relationships among the THL Funds, each person or entity comprising the THL Funds may be deemed to share beneficial ownership of all shares of Common Stock held by the THL Funds. Except to the extent of a pecuniary interest therein, each of the persons and entities comprising the THL Funds expressly disclaims beneficial ownership of the shares held by each of the other persons and entities comprising the THL Funds, except: (a) Advisors does not disclaim beneficial ownership of shares held by Equity Fund, Foreign Fund or Foreign Fund B, (b) Management Corp. (as defined below) does not disclaim beneficial ownership of shares held by THL Investors and (c) Thomas H. Lee, an individual U.S. citizen, does not disclaim beneficial ownership of shares held by the 1997 Thomas

H. Lee Nominee Trust. THL Equity Advisors IV, LLC, as sole general partner of Equity Fund, Foreign Fund and Foreign Fund B (collectively, the “Advisors Funds”), may be deemed to share voting and dispositive power with respect to 11,990,683 shares beneficially owned by the Advisors Funds. In addition, by virtue of certain relationships among the THL Funds, the THL Funds may constitute a “group” within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended. As a member of a group, each person and entity of the group may be deemed to beneficially own the shares of Common Stock beneficially owned by the entire group. Each person and entity within the group expressly disclaims beneficial ownership of any shares of Common Stock held by any other person or entity of that group.

THL Investment Management Corp. (“Management Corp.”), as sole general partner of THL Investors, may be deemed to share voting and dispositive power with respect to 2,785 shares beneficially owned by THL Investors. Thomas H. Lee, as General Partner of Charitable Investment, may be deemed to share voting and dispositive power with respect to 68,881 shares beneficially owned by Charitable Investment. Thomas H. Lee, as General Director of Advisors, Chief Executive Officer and sole shareholder of Management Corp., General Partner of Charitable Investment and grantor of the 1997 Thomas H. Lee Nominee Trust, may be deemed to share voting and dispositive power with respect to 12,220,831 shares beneficially held by such entities. Each of the Affiliate Holders has obtained beneficial ownership of less than 1% of the outstanding shares. Each of the Affiliate Holders has sole voting and sole dispositive power with respect to such shares beneficially owned by it, except for The 1995 Harkins Gift Trust, the Smith Family Limited Partnership, the Robert Schiff Lee 1988 Irrevocable Trust and Charles W. Robins as Custodian for Jesse Lee. David V. Harkins may be deemed to share voting and dispositive power over shares held by The 1995 Harkins Gift Trust. Charles W. Robins may be deemed to share voting and dispositive power over shares held by him as Custodian for Jesse Lee.
(3)	Includes 394,229 shares of restricted stock and 7,121 shares held in the Company’s 401(k) plan.
(4)	Includes 112,535 shares of restricted stock and 837 shares held in the Company’s 401(k) plan.
(5)	Includes 57,584 shares of restricted stock and 4,522 shares held in the Company’s 401(k) plan.
(6)	Includes 71,792 shares of restricted stock.
(7)	All restricted stock.
(8)	All restricted stock.
(9)	5,127 shares are held directly by Mr. Brizius. As discussed in note (2) above, Mr. Brizius may be deemed to share beneficial ownership of 12,733,969 shares that may be beneficially owned by the THL Funds, which include the 5,127 shares held by him directly. Except for shares held by him directly or to the extent of a pecuniary interest therein, Mr. Brizius disclaims beneficial ownership of the shares held by each of the other persons and entities comprising the THL Funds.
(10)	Includes 2,293 shares of restricted stock.
(11)	Includes 2,293 shares of restricted stock.
(12)	Includes 2,293 shares of restricted stock.
(13)	30,764 shares are held directly by Mr. Schoen. As discussed in note (2) above, Mr. Schoen may be deemed to share beneficial ownership of 12,733,969 shares that may be beneficially owned by the THL Funds, which include the 30,764 shares held by him directly. Except for shares held by him directly, Mr. Schoen disclaims beneficial ownership of the shares held by each of the other persons and entities comprising the THL Funds.
(14)	Includes 6,601 shares held by him directly, of which 2,675 shares are restricted stock. As discussed in note (2) above, Mr. Shepherd may be deemed to share beneficial ownership of 12,733,969 shares that may be beneficially owned by the THL Funds, which include the 6,601 shares held by him directly and the 5,000 shares of Common Stock subject to options held by Mr. Shepherd that were exercisable within 60 days of February 22, 2005. Except for shares held by him directly (including the shares subject to the options referenced in the prior sentence), Mr. Shepherd disclaims beneficial ownership of the shares held by each of the other persons and entities comprising the THL Funds.
(15)	All restricted stock.
(16)	Includes 12,733,969 shares that may be beneficially owned by the THL Funds for which Messrs. Brizius, Schoen and Shepherd disclaim beneficial ownership except to the extent directly owned by them (and, with respect to Mr. Shepherd, the shares subject to the options listed in the table above) or with respect to which they have a pecuniary interest therein, 910,474 shares of restricted stock and 15,713 shares held in the Company’s 401(k) plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Rayovac Corporation 1996 Stock Option Plan (the “1996 Plan”), the Rayovac Corporation 1997 Incentive Plan, as amended (the “1997 Incentive Plan”) and the 2004 Rayovac Incentive Plan (the “2004 Incentive Plan”) as of September 30, 2004:

Plan category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,300,260	$14.56	3,634,405	(2)
Equity compensation plans not approved by security holders	None	Not Applicable	None
Total	3,300,260	$14.56	3,634,405	(2)

(1)	Includes 3,500,000 shares of Common Stock available for future issuance under the 2004 Incentive Plan and 127,480 shares of Common Stock available for future issuance under the 1997 Incentive Plan. In addition to stock options, awards under the 2004 and 1997 Incentive Plans may take the form of restricted stock and other stock-based awards specified in the 1997 Incentive Plan. If such awards are granted, they will reduce the number of shares available for issuance pursuant to future stock option awards.
(2)	This amount excludes an aggregate of 704,034 shares of restricted stock awards outstanding as of September 30, 2004 for which the restrictions have not lapsed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely upon review of Forms 3, 4 and 5 (and amendments thereto) furnished to us during or in respect of the fiscal year ended September 30, 2004, we are not aware of any director or executive officer who has not timely filed reports required by Section 16(a) of the Exchange Act during or in respect of such fiscal year.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth the fiscal 2004, fiscal 2003 and fiscal 2002 compensation paid to our Named Executive Officers as of September 30, 2004.

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)		Other Annual Compensation($)		Restricted Stock Awards($)		Securities Underlying Options(#)	All Other Compensation ($)
David A. Jones,	2004	$700,000	$784,000		$1,444,000	(1)	$1,263,000	(2)	—	$4,095,000	(3)
Chairman of the Board	2003	718,500	565,000		407,000	(4)	1,400,000	(5)	175,000	—
and Chief Executive	2002	568,500	186,000	(6)	349,000	(7)	—		175,000	—
Officer

Kent J. Hussey,	2004	460,000	365,000		294,000	(8)	592,000	(2)	—	2,303,000	(3)
President and Chief	2003	435,000	116,000		198,000	(9)	761,000	(5)	75,000	—
Operating Officer	2002	385,000	42,000	(6)	154,000	(10)	—		75,000	—

Kenneth V. Biller	2004	344,000	243,000		148,000	(11)	335,000	(2)	—	2,258,000	(3)
Executive Vice President	2003	325,000	73,000		120,000	(12)	347,000	(5)	50,000	—
of Operations(21)	2002	290,000	48,000	(6)	91,000	(13)	—		50,000	—

Remy E. Burel,	2004	418,000	296,000		8,000	(14)	335,000	(2)	—	—
President—Europe/	2003	352,000	32,000		17,000	(15)	520,000	(5)	50,000	—
Rest of World(16)	2002	—	—		—		—		—	—

Lester C. Lee,	2004	377,000	1,110,000	(17)	94,000	(18)	1,222,000	(2)	—	745,000	(19)
President—	2003	—	—		—		—		—	—
North America(20)	2002	—	—		—		—		—	—

(1)	Includes approximately $993,000 related to the waiver of a right to purchase a residence from Rayovac.
(2)	Represents the value of the restricted stock on the date of grant (October 1, 2003). The aggregate number of shares of restricted stock awarded on October 1, 2003 and the aggregate value at September 30, 2004 was as follows: Mr. Jones—83,904 shares, $2,210,870; Mr. Hussey—39,384 shares, $1,037,768; Mr. Biller—22,260 shares, $586,551; Mr. Burel—22,260 shares, $586,551; and Mr. Lee—64,184 shares, $1,691,248. The restrictions on 14,184 of Mr. Lee’s shares lapsed October 1, 2004. With respect to Mr. Lee’s remaining shares of restricted stock and the restricted stock grants of Messrs. Jones, Hussey, Biller and Burel, fifty percent of each restricted stock grant is subject to time-based restrictions and the other fifty percent is subject to performance-based restrictions. Restrictions on one-third of the time-based restricted stock lapsed or are scheduled to lapse on October 1 of each of 2004, 2005 and 2006. Subject to the achievement of certain company performance goals, restrictions on one-third of the performance-based restricted stock grants lapsed or are scheduled to lapse during November of each of 2004, 2005 and 2006. If the specified performance goals are not met in any fiscal year, the restrictions with respect to such performance-based restricted stock shall lapse the following year. We may, at the discretion of the Board of Directors, pay or defer dividends, if declared, until the expiration of restrictions.
(3)	Represents compensation from the exercise of stock options.
(4)	Includes approximately $105,000 related to a supplemental retirement program, $52,000 related to personal use of a Rayovac aircraft, $57,000 related to interest on the Jones Equity Note (as defined in “Certain Relationships and Related Transactions” herein) and $63,000 related to a Rayovac provided residence.
(5)

Represents the value of the restricted stock on the date of grant (October 1, 2002). The aggregate number of shares of restricted stock awarded on October 1, 2002 and the aggregate value at September 30, 2004 was as follows: Mr. Jones—114,754 shares, $3,023,768; Mr. Hussey—62,397 shares, $1,644,161; Mr. Biller—28,415 shares, $748,735; and Mr. Burel—42,623 shares, $1,123,116. The restrictions on 20,799 of Mr. Hussey’s shares are scheduled to lapse on October 1, 2006. With respect to Mr. Hussey’s remaining shares of restricted stock and the restricted stock grants of

Messrs. Jones, Biller and Burel, the restrictions are scheduled to lapse on October 1, 2005. We may, at the discretion of the Board of Directors, pay or defer dividends, if declared, until the expiration of the restrictions.

(6)	Represents special cash bonus based on our performance during the Named Executive Officer’s term of employment.
(7)	Includes approximately $105,000 related to a supplemental retirement program, $42,000 related to personal use of a Rayovac aircraft, $70,000 related to interest on the Jones Equity Note (as defined in “Certain Relationships and Related Transactions” herein) and $63,000 related to a Rayovac provided residence.
(8)	Includes approximately $78,000 related to relocation and approximately $167,000 related to a supplemental executive retirement program.
(9)	Includes approximately $121,000 related to a supplemental executive retirement program.
(10)	Includes approximately $84,000 related to a supplemental executive retirement program.
(11)	Includes approximately $124,000 related to a supplemental executive retirement program.
(12)	Includes approximately $89,000 related to a supplemental executive retirement program.
(13)	Includes approximately $62,000 related to a supplemental executive retirement program.
(14)	Includes approximately $7,000 for use of a company-owned automobile.
(15)	Includes approximately $10,000 for relocation and approximately $5,000 for use of a company-owned automobile.
(16)	Mr. Burel did not serve as an Executive Officer with Rayovac prior to fiscal 2003.
(17)	Represents performance bonuses related to various pre-acquisition Remington bonus plans.
(18)	Includes approximately $56,000 related to a supplemental executive retirement program.
(19)	Represents a one-time non-elective contribution to our deferred compensation plan in consideration for Mr. Lee waiving rights under the Remington Change of Control Agreement.
(20)	Mr. Lee did not serve as an Executive Officer with Rayovac prior to fiscal 2004, as his employment with us began on October 1, 2003, after the acquisition of Remington. Consequently, his pre-2004 compensation is not included in the Summary Compensation Table. In February 2005, Mr. Lee assumed the position of President—Rayovac North America.
(21)	In February 2005, Mr. Biller assumed the position of President—Global Operations.

Option Grants and Exercises

There were no grants of options or stock appreciation rights during fiscal 2004 to the Named Executive Officers.

The following table sets forth information concerning options to purchase Common Stock held by the Named Executive Officers.

Aggregated Option Exercises In Fiscal 2004 And Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) (Exercisable/ Unexercisable)	Value of Unexercised In-the-money Options at Fiscal Year End ($)(1) (Exercisable/Unexercisable)
David A. Jones	194,636	$4,095,141	536,795/176,750	$9,663,786/$2,634,163
Kent J. Hussey	118,753	$2,302,738	207,356/79,750	$1,596,240/$1,032,093
Kenneth V. Biller	129,325	$2,258,066	103,400/54,500	$962,010/$694,355
Lester C. Lee	—	—	—	—
Remy E. Burel	—	—	16,500/35,500	$233,475/$474,025

(1)	These values are calculated using the $26.35 per share closing price of the Common Stock as quoted on the NYSE on September 30, 2004.

Supplemental Executive Retirement Plan

We provide a supplemental executive retirement plan for eligible employees. The Board of Directors determines which employees are eligible to participate in the plan. Currently, only our Named Executive Officers and certain other executive officers participate in the plan. Pursuant to the plan, we establish an account for each plan participant. Each October 1, we credit the account of each participant by an amount equal to 15% of the participant’s base salary. In addition, each calendar quarter we credit each account by an amount equal to 2% of the participant’s account value as of the first day of the plan year containing such calendar quarter. Each participant vests 20% per year in his account after becoming a participant in the plan, with immediate full vesting occurring upon death, disability or a change in our control.

Employment Agreements

We entered into amended and restated employment agreements with each of Kent J. Hussey and Kenneth V. Biller effective as of October 1, 2002, with Lester C. Lee effective as of January 1, 2004 and with David A. Jones effective as of October 1, 2004. One of our German subsidiaries entered into an employment agreement with Remy E. Burel on October 1, 2002. The employment agreement of Mr. Biller expires on September 30, 2005, the employment agreement of Mr. Hussey expires on September 30, 2006, the employment agreement of Mr. Lee expires on December 31, 2006 and the employment agreement of Mr. Jones expires on September 30, 2009. Except for the employment agreements of Mr. Lee and Mr. Jones, each such agreement provides for automatic renewal for successive one-year periods unless terminated earlier upon at least 90-days’ written notice by either the respective executive officer or us. Mr. Burel’s employment agreement has no specified term, but either party may terminate the employment relationship, for any reason or for no reason, upon six months notice.

Each of these employment agreements provides that the executive officer has the right to resign and terminate his respective employment agreement at any time upon at least 60 days’ notice (six months notice in the case of Mr. Burel). Upon such resignation, we must pay any unpaid base salary through the date of termination to the resigning executive officer.

Except in the case of Mr. Jones’ and Mr. Burel’s employment agreements, each employment agreement generally provides that upon our termination of the executive officer’s employment without cause or for death or disability, we will pay to the terminated executive officer, or such executive officer’s estate, two times the executive officer’s base salary and annual bonus, to be paid out over the following 12 months. Mr. Burel is entitled to three times his base salary and annual bonus, to be paid out over the following 12 months. Upon termination of Mr. Jones’ employment due to his death or disability, his agreement generally provides that we will pay him or his estate, as applicable, (a) his base salary over the following 24 months, (b) double the pro rata portion (based on days worked and percentage of achievement of annual performance goals) of the annual bonus payable to Mr. Jones (unless the Board determines to pay a greater amount in its sole discretion) and (c) additional salary of $18,500 annually (or, for any partial year, the pro rata portion thereof) for the remainder of the term. Upon our termination of Mr. Jones’ employment without cause, his agreement generally provides that we will pay him (a) his base salary for the remainder of the term (or 24 months following such termination, if greater), (b) his annual bonus (provided the Company achieves its performance goals) for the remainder of the term (or 24 months following such termination, if greater), and (c) additional salary of $18,500 annually (or, for any partial year, the pro rata portion thereof) for the remainder of the term (or 24 months following such termination, if longer).

Under each employment agreement, we have the right to terminate the executive officer’s employment for “cause” (as defined therein), in which event we shall be obligated to pay to the terminated executive officer any unpaid base salary accrued through the date of termination. Each agreement also provides that, during the term of the agreement or the period of time served as an employee or director, and for one year thereafter, the executive officer shall not engage in or have any business which is involved in the industries in which we are engaged.

Under their respective employment agreements, Mr. Jones became entitled to a base salary of $900,000 per annum beginning October 1, 2004 and Mr. Lee became entitled to a base salary of $375,000 per annum beginning January 1, 2004 (such base salaries may be adjusted from time to time at the discretion of the Board of Directors). Effective October 1, 2004, the Board of Directors increased Mr. Hussey’s annual base salary under his employment agreement from $460,000 to $500,000, Mr. Biller’s base salary from $350,000 to $375,000 and Mr. Burel’s base salary from $350,000 to $375,000. Each executive officer also is entitled to an annual bonus based upon our achieving certain annual performance goals established by the Board of Directors.

Pursuant to Mr. Jones’ employment agreement, he will be paid an additional bonus of $2,200,000 on October 1, 2005, should he remain with the Company as of such date. Mr. Jones also receives additional salary at a rate of $18,500 annually for miscellaneous expenses. Mr. Jones may relinquish his role as Chief Executive Officer effective October 1, 2008 at his discretion, but remain as an employee of the Company and Chairman of the Board of Directors through September 30, 2009. Should he exercise this option, Mr. Jones’ annual base salary will be reduced to $500,000 and his bonus shall be based on 75% (rather than 100%) of his base salary.

Pursuant to their employment agreements, Messrs. Jones, Hussey, Biller, Burel and Lee are entitled to participate in our equity-based compensation plans. These executive officers, among other officers and employees, received restricted stock grants under the 2004 Incentive Plan on October 1, 2004: Mr. Jones received 51,586 shares; Mr. Hussey received 23,882 shares; and Messrs. Biller, Burel and Lee each received 14,329 shares. Fifty percent of these shares are subject to time-based restrictions and the other fifty percent of the shares are subject to company performance-based restrictions. Restrictions on one-third of the time-based restricted stock grants are scheduled to lapse on December 1 of each of 2005, 2006 and 2007. Subject to the achievement of certain company performance goals, restrictions on one-third of the performance-based restricted stock grants are scheduled to lapse on December 1 of each of 2005, 2006 and 2007. If the specified performance goals are not met in any fiscal year, the restrictions with respect to such performance-based restricted stock shall lapse the December 1 first following the scheduled lapse date. Under his employment agreement, Mr. Jones was also granted another 171,952 shares of restricted stock on October 1, 2004. Eighty percent of the shares are subject to a time-based restriction scheduled to lapse on September 30, 2008 and the remaining twenty percent are scheduled to lapse on September 30, 2008. Restrictions on all the grants also lapse in the event of our change in control, as defined in the 2004 Incentive Plan.

With respect to restricted stock grants, Mr. Jones’ employment agreement also provides that on each October 1 during the period October 1, 2004 through September 30, 2009, Mr. Jones will be awarded a number of shares of Common Stock with a fair market value (as defined in the 2004 Incentive Plan) equal to 150% of his base salary then in effect, subject to terms that apply should Mr. Jones choose to relinquish his role as Chief Executive Officer. Each such award will provide for vesting in three equal tranches on each of the first three anniversaries of the date of grant, with, except as otherwise provided in the employment agreement or in the 2004 Incentive Plan, the vesting of 50% of each such vesting tranche to be subject to the Mr. Jones’ continued employment with the Company as of each applicable anniversary date and the remaining 50% of each such vesting tranche to be subject to the achievement of performance goals to be established by the Board at the time of grant, provided that 100% of each outstanding vesting tranche shall vest upon a change in control.

Mr. Jones’ previous employment agreement granted him the right to purchase his Rayovac-owned home for one dollar. In April 2004, Mr. Jones waived such right in exchange for the Company paying Mr. Jones the fair market value of the property, $993,000, plus an amount equal to 50% of Mr. Jones’ leasehold improvements to the property of $38,075.

Compensation Committee Interlocks and Insider Participation

From the beginning of fiscal 2004 until March 31, 2004, the Compensation Committee of the Board of Directors was comprised of Philip F. Pellegrino and Thomas R. Shepherd. From March 31, 2004 to the present, our Compensation Committee has been comprised of John S. Lupo and Thomas R. Shepherd. No member of our Compensation Committee is currently or has been, at any time since our formation, one of our officers or employees. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is currently comprised of John S. Lupo and Thomas R. Shepherd. The Compensation Committee determines the compensation of all of the executive officers of Rayovac. The purpose of this report is to inform shareholders of our compensation policies for our executive officers and the rationale for the compensation paid to executive officers in fiscal 2004.

Compensation Procedures and Policies

Our executive compensation philosophy and specific compensation plans tie a significant portion of our executives’ compensation to our success in meeting specified profit, growth and performance goals and to appreciation in our stock price. Our compensation objectives include attracting and retaining the best possible executive talent, motivating executive officers to achieve our performance objectives, rewarding individual performance and contributions, and linking executive and shareholder interest through equity based plans.

Our executive compensation consists of three key components: base salary, annual incentive compensation and stock based awards, each of which is intended to complement the others and, taken together, to satisfy our compensation objectives. The Compensation Committee’s policies with respect to each of the three components, including the basis for the compensation awarded to our Chief Executive Officer, are discussed below.

Base Salary

Each of our executive officers, including the Named Executive Officers, is party to an employment agreement approved by the Compensation Committee that sets the base salary for each executive officer as well as other terms and conditions of employment. The base salary of each executive officer may be adjusted during the term of the agreement, as approved by the Board of Directors. The Compensation Committee periodically reviews the base salary of the Chief Executive Officer and also considers the recommendation of the Chief Executive Officer with regard to the base salary of all our other executive officers. The Compensation Committee reviews available national survey data regarding salaries of persons holding comparable positions at comparably sized consumer goods companies to establish base salary ranges and then approves, with any modifications it deems appropriate, the base salaries recommended by the Chief Executive Officer for each of the other executive officers.

Mr. Jones’ base salary and the other terms and conditions of his employment were reviewed during various meetings of the Compensation Committee during the summer of 2004. The Compensation Committee primarily considered the growth of the Company since the effective date of Mr. Jones’ employment agreement (October 1, 2002) and the resulting new scope and complexity of the position. The Compensation Committee also considered our achievement of annual financial goals in fiscal 2003 and the first part of fiscal 2004 and Mr. Jones’ contribution to achieving those goals. In consideration of the new scope and complexity of Mr. Jones’ position and Mr. Jones’ performance, the Compensation Committee approved an amended and restated employment agreement for Mr. Jones, effective October 1, 2004, which included an increase in Mr. Jones’ annual base salary to $900,000. See the section of this Proxy Statement entitled “Employment Agreements” above for further information about the terms and conditions of Mr. Jones’ amended and restated employment agreement. Also on July 21, 2004, the Compensation Committee reviewed and discussed various matters related to the compensation of other executives and key employees of the Company, including the Named Executive Officers, and approved an increase in base salary of certain executives and key employees and the award of certain shares of restricted stock to certain executives and key employees. See the Section of this Proxy Statement entitled “Employment Agreements” above for further information about the increases in base salary to the other Named Executive Officers.

The amount of base salary paid to each Named Executive Officer in fiscal 2004 is set forth in the summary compensation table on page 16.

Annual Incentive Compensation

In fiscal 2004, our executive officers were eligible to participate in an incentive bonus plan which called for payments to Mr. Jones based on 100% of his annual salary, to Mr. Hussey and Mr. Lee based on 75% of their respective annual base salaries and to our other executive officers based on 60% of their annual salaries as cash bonuses in the event that we reached 100% of our target financial goals. Bonuses could have exceeded that amount (but in no event could bonuses exceed 150% of annual salary) if we exceeded our target financial goals. We reached 134% of our corporate target financial goals in fiscal 2004 and, as a result, in November 2004 Mr. Jones was paid 134% of his annual salary, Mr. Hussey was paid approximately 100% of his annual salary and our other executive officers (including Mr. Lee, Mr. Biller and Mr. Burel) were paid approximately 75%-80% of their respective annual salaries, as bonuses.

In fiscal 2005, our executive officers will be eligible to participate in an incentive bonus plan which calls for payments to Mr. Jones based on 100% of his annual salary, to Mr. Hussey and Mr. Lee based on 75% of their respective annual salaries and to our other executive officers based on 50% to 60% of their annual salaries as cash bonuses in the event that we reach 100% of our target financial goals. Bonuses can exceed that amount (but in no event will bonuses exceed 150% of annual salary) if we exceed our target financial goals. If we reach at least 80%, but less than 100%, of our target financial goals, the executive officers may be eligible to receive between 50% and 100% of the incentive bonus payment they would otherwise have been eligible to receive had we reached 100% of our target financial goals.

Stock Based Awards

During fiscal 2004, our executive officers were also eligible to participate in the 1996 Plan and the 1997 Incentive Plan.

Under the 1996 Plan, options to acquire up to 2,318,000 shares of Common Stock, in the aggregate, could be granted to select employees and directors under a time-vesting and/or a performance vesting formula at an exercise price equal to the market price of the Common Stock on the date of grant. The time-vesting options become exercisable primarily in equal 20% increments over a five-year period. The performance vesting options become exercisable at the end of ten years with accelerated vesting over each of the first five years if we achieve certain performance goals. Accelerated vesting may also occur upon a sale of Rayovac, as defined in the 1996 Plan. As of February 18, 2005, options with respect to 570,938 shares of Common Stock were outstanding under the 1996 Plan. In 1997, the Board of Directors adopted the 1997 Incentive Plan, which replaced the 1996 Plan. No further awards will be granted under the 1996 Plan, other than awards to replace options granted under the 1996 Plan that terminate or expire prior to being exercised.

Under the 1997 Incentive Plan, we may grant to employees and non-employee directors stock options, stock appreciation rights, restricted stock, and other stock based awards, as well as cash-based annual and long-term incentive awards. Accelerated vesting will occur in the event of a change in control, as defined in the 1997 Incentive Plan. Up to 5,000,000 shares of Common Stock may be issued under the 1997 Incentive Plan. As of February 18, 2005, 2,410,039 shares of Common Stock underlying stock option grants and unvested restricted stock awards were outstanding under the 1997 Incentive Plan. The 1997 Incentive Plan expires in August 2007.

In April 2004, the Compensation Committee determined that the 1997 Incentive Plan did not have a sufficient number of shares reserved and available for future grants of stock or stock based awards to meet the Company’s anticipated needs over the next several years. As a result, the Compensation Committee recommended, and the Board of Directors and shareholders of the Company approved, the adoption of the 2004 Incentive Plan in July 2004. The 2004 Incentive Plan is substantially similar to the 1997 Incentive Plan. The 2004 Incentive Plan reserves and makes available for distribution up to 3,500,000 shares of Common Stock for stock and stock based awards similar in kind to those available under the 1997 Incentive Plan. As of February 18, 2005, 649,264 shares of Common Stock underlying unvested restricted stock awards were outstanding under the 2004 Incentive Plan. The 2004 Incentive Plan expires in August 2014.

The restricted stock awards granted to the Named Executive Officers in fiscal 2004 are set forth in the summary compensation table on page 16.

Policy Regarding Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the tax deductibility by a company of compensation in excess of $1,000,000 paid to its chief executive officer and the four next highest compensated executive officers. This limit does not apply, however, to performance based compensation, as defined in Section 162(m).

The Compensation Committee takes into consideration the extent to which a federal income tax deduction may be available for compensation payable to executives. The Compensation Committee does, however, reserve the authority to authorize payments or grant awards that may not be deductible if it believes that it is in the best interests of Rayovac and our shareholders. Certain awards of restricted stock granted under our 1997 Incentive Plan and 2004 Incentive Plan do not constitute performance based compensation for purposes of Section 162(m).

The foregoing report is furnished by the Compensation Committee of the Board of Directors.

COMPENSATION COMMITTEE

Thomas R. Shepherd, Chairman

John S. Lupo

COMPARISON OF TOTAL SHAREHOLDER RETURN

The following graph demonstrates the total shareholder return on an initial investment of $100 on September 30, 1999 through September 30, 2004 for (i) our Common Stock, (ii) the Standard & Poor’s Small Cap 600 Index, (iii) the Russell 2000 Index and (iv) the Russell 2000 Consumer Staples Index. All values assume reinvestment of the full amount of all dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

AUDIT COMMITTEE REPORT

Our Audit Committee consists of John D. Bowlin, William P. Carmichael and Barbara S. Thomas. The Audit Committee operates under, and has the responsibility and authority set forth in, the written charter adopted by the Board of Directors, which can be viewed at the Corporate Governance portion of our website at www.rayovac.com.

Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards in the United States of America and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

With respect to our audited financial statements for the fiscal year ended September 30, 2004, management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed those financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), including the quality and acceptability of the Company’s accounting principles as applied in its financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with the independent registered public accounting firm the firm’s independence. The Audit Committee also considered whether the non-audit services provided by the independent registered public accounting firm during the last fiscal year described below were compatible with maintaining the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended September 30, 2004 be included in our Annual Report on Form 10-K filed with the SEC for that year. The Audit Committee also recommended to the Board of Directors that KPMG LLP be appointed as our independent registered public accounting firm for fiscal 2005.

The foregoing report is furnished by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

William P. Carmichael, Chairman

John D. Bowlin

Barbara S. Thomas

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We hold various promissory notes described below from certain of our current executive officers.

Mr. Jones previously executed a promissory note in the aggregate principal amount of $500,000 (the “Jones Equity Note”) with an annual interest rate of 7% to partially fund his purchase of certain shares of Common Stock in connection with our 1996 recapitalization. The note matured and was paid in full in September 2003.

On July 20, 2000, the Board of Directors authorized loans to Messrs. Jones, Hussey, Biller and Cancio of up to the aggregate principal amounts of $1,950,000, $800,000, $400,000 and $200,000, respectively (collectively, the “Executive Notes”). As of August 11, 2000, Messrs. Jones, Hussey, Biller and Cancio had each executed a promissory note and, as of September 30, 2004, had drawn aggregate principal amounts of $1,700,000, $750,000, $400,000 and $200,000, respectively, under the authorized loan program. The largest aggregate amount of indebtedness outstanding at any time during fiscal 2004 for each of the executive officers was as follows: Mr. Jones, $1,700,000; Mr. Hussey, $750,000; Mr. Biller, $400,000; and Mr. Cancio, $200,000. The aggregate amount of indebtedness outstanding as of December 1, 2004, for each of the executive officers was as follows: Mr. Jones, $1,700,000; Mr. Hussey, $750,000; Mr. Biller, $400,000; and Mr. Cancio, $200,000. Interest on these promissory notes is to be adjusted annually to the Internal Revenue Service minimum rate for 3-5 year maturities. The annual interest rate on each of these notes was 3.65% in fiscal year 2004. Each of these promissory notes is secured by a security interest in shares of Common Stock (including vested options) owned by the respective borrower. Payments of interest on the Executive Notes are due annually and the outstanding principal amount and any unpaid interest on the Executive Notes is payable at maturity. The Executive Notes mature in September 2005.

The purpose of the Executive Notes was to provide the executive officers receiving the loans with access to funds as a component of their compensation program. In July 2000, a significant percentage of the stock options and Common Stock held by such executive officers were subject to transfer restrictions imposed by a shareholders agreement among Rayovac, the executive officers and the Thomas H. Lee Company (which agreement expired on September 12, 2002). The loans provided the executive officers with access to alternative funds in light of the restrictions imposed by the shareholders agreement on the equity component of the executives’ compensation.

Mr. Jones’ previous employment agreement granted him the right to purchase his Rayovac-owned home for one dollar. In April 2004, Mr. Jones waived such right in exchange for the Company paying Mr. Jones the fair market value of the property, $993,000, plus an amount equal to 50% of Mr. Jones’ leasehold improvements to the property of $38,075.

On February 7, 2005, the Company acquired all of the equity interests of United Industries Corporation (“United”) pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among the Company, Lindbergh Corporation and United dated as of January 3, 2005 filed as an exhibit to the Current Report on Form 8-K filed by the Company on January 4, 2005. Pursuant to the terms of the Merger Agreement, Lindbergh Corporation merged with and into United, with United continuing as the surviving corporation (the “Merger”). The purchase price for the acquisition, excluding fees and expenses, consisted of $70 million in cash, 13.75 million shares of Rayovac Common Stock and the assumption of outstanding United indebtedness, which was $911.5 million as of January 21, 2005. The purchase price was determined through negotiations between representatives of the Company, who were operating under supervision and direction of an acquisition committee of the Board of Directors of the Company, and representatives of United. The acquisition committee consisted of Messrs. DeFeo, Lupo, Bowlin and Carmichael and Ms. Thomas.

Certain affiliates of Thomas H. Lee Partners, L.P. were the majority shareholders of United as of immediately prior to the consummation of the Company’s acquisition of United, and as a result of the Company’s acquisition of United, are significant shareholders of the Company. United previously had a professional services agreement with certain affiliates of Thomas H. Lee Partners, L.P. pursuant to which United paid $62,500 per month for management and other consulting services and reimbursed out-of-pocket expenses. In connection with the Merger, the professional services agreement was terminated effective as of the Merger. In addition, two of the Company’s directors, Messrs. Schoen and Brizius, are members of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P., which is the manager of THL Equity Advisors IV, LLC, which, in turn, is the general partner of each of the Thomas H. Lee related funds that were shareholders of United immediately prior to the Merger and now are significant shareholders of the Company.

Mr. Jones, Chairman of the Board and Chief Executive Officer of the Company, and trusts for his family members, collectively owned 202,935 shares of United common stock as of immediately prior to the Merger, which shares were converted into an aggregate of 36,239 shares of Company Common Stock pursuant to the Merger. In addition, Mr. Jones held vested options to acquire 397,065 shares of United common stock at a weighted average exercise price of $2.00 per share, which, pursuant to the terms of the Merger Agreement, were cashed out in an amount equal to the number of shares underlying options having an exercise price less than $5.997 per share multiplied by the amount by which $5.997 exceeded the relevant option exercise price. Mr. Jones was a member of the Board of Directors of United from January 20, 1999 to December 31, 2003 and provided consulting services to United under an agreement that was terminated on September 28, 2004. Mr. Shepherd, a member of the Company’s Board of Directors, is an investor in Thomas H. Lee Equity Fund IV, L.P., a large shareholder of United immediately prior to the Merger, and, as a result of the Merger, currently is a large shareholder of Rayovac.

In connection with the acquisition of United, the Company entered into certain agreements with UIC Holdings, L.L.C. (“Holdings”), the majority stockholder of United as of the date Rayovac entered into the definitive agreement to acquire United, Thomas Lee Partners, L.P. and certain of its affiliates and certain former stockholders of United. The agreements are described further below.

On February 7, 2005, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain former stockholders of United, including certain affiliates of Thomas H. Lee Partners, L.P. and an affiliate of Banc of America Securities LLC, pursuant to which the Company agreed to prepare and file with the SEC, not later than nine months following the consummation of the acquisition of United on February 7, 2005, a registration statement to permit the public offering and resale under the Securities Act of 1933 on a continuous basis of shares of Common Stock issued in connection with its acquisition of United (the “Shelf Registration Statement”). Pursuant to the Registration Rights Agreement, the Company also granted to the former stockholders of United certain rights to require the Company, on not more than three occasions, to amend the Shelf Registration Statement or prepare and file a new registration statement to permit an underwritten offering of shares of the Company’s stock received by them in the acquisition of United as well as certain rights to include those shares in any registration statement proposed to be filed by the Company. In addition, the Registration Rights Agreement prohibits those former stockholders party to the agreement from selling or transferring shares of Common Stock received in the acquisition of United for 12 months following the consummation of that acquisition or from selling or transferring more than 50% of those shares during the 18 month period following the consummation of that acquisition.

On February 7, 2005, the Company entered into a standstill agreement (the “Standstill Agreement”) with Thomas H. Lee Equity Fund IV, L.P., THL Equity Advisors IV, LLC, Thomas H. Lee Partners, L.P. and Thomas H. Lee Advisors, L.L.C. (the “Restricted Parties”). Pursuant to the Standstill Agreement, the Restricted Parties are prohibited until February 7, 2010 from acquiring ownership in excess of 28% of the Company’s outstanding voting capital stock, on a fully-diluted basis, soliciting proxies or consents with respect to the Company’s voting capital stock, soliciting or encouraging third parties to acquire or seek to acquire the Company, a significant portion of the Company’s assets or more than 5% of the Company’s outstanding voting capital stock or joining or participating in a pooling agreement, syndicate, voting trust or other similar arrangement with respect to the Company’s voting capital stock for the purpose of acquiring, holding, voting or disposing of such voting capital stock.

The Company also entered into the Shareholder’s Agreement as described previously on page 6.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO THE COMPANY’S

AMENDED AND RESTATED ARTICLES OF INCORPORATION

On January 26, 2005, the Board of Directors of the Company approved for submission to the shareholders, subject to and conditioned upon the consummation of the United acquisition, a proposed amendment of the Company’s Amended and Restated Articles of Incorporation to change the name of the Company from Rayovac Corporation to “Spectrum Brands, Inc.” If shareholders approve this Proposal No. 2, Article I of the Company’s Amended and Restated Articles of Incorporation will be amended to read in its entirety as follows:

“The name of the Corporation is Spectrum Brands, Inc.”

The Board of Directors of the Company is recommending the approval of the name change because it believes the name “Rayovac,” which dates back to the 1930’s, does not represent the Company as the global diversified consumer products company that it is today. In recent years, and particularly in light of the acquisitions of Remington Products Company, L.L.C. and United Industries Corporation, the Company has evolved from being primarily a U.S.-based battery manufacturer to a global diversified consumer products company with a broad portfolio of brands across seven different product categories. The Company believes that the new name “Spectrum Brands, Inc.” better reflects the Company’s current business and growth strategy of expanding its portfolio of world-class consumer product brands in a broad array of growth categories.

If shareholders approve Proposal No. 2, the Company will file Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation regarding a corporate name change. Once the name change is effected, the Company will legally be known as “Spectrum Brands, Inc.” and will trade on the NYSE under the symbol “SPC.” Accordingly, it will be necessary for the Company to reflect its name change on its stationary, bank accounts, domain name, etc.; the Company does not expect these costs to be material.

The Board of Directors recommends a vote FOR Proposal No. 2 to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to change the name of the Company to “Spectrum Brands, Inc.”

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

Upon recommendation of the Audit Committee, our Board of Directors has appointed KPMG LLP as our independent registered public accounting firm for fiscal 2005. The shareholders are asked to ratify this action of the Board of Directors. Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2005 is not required by our Amended and Restated By-Laws, or otherwise, but is being pursued as a matter of good corporate practice. If shareholders do not ratify the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2005, our Board of Directors will consider the matter at its next meeting. KPMG LLP has audited our financial statements since September 12, 1996.

It is anticipated that one or more representatives of KPMG LLP will be present at the Annual Meeting with an opportunity to make a statement, if desired, and will be available to answer appropriate questions from shareholders who are present.

Independent Auditor Fees

The following table summarizes the fees KPMG LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years (in millions):

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2004	$1.9	$0.5	0.1	$—
2003	1.6	0.4	0.1	—

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees we paid KPMG LLP for professional services for the audit of our consolidated financial statements included in our Form 10-K and the review of our financial statements included in Form 10-Qs or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, such as statutory audits required for certain of our foreign subsidiaries. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. The majority of audit-related fees in 2004 and 2003 were attributable to due diligence services related to acquisitions and assistance related to documentation in connection with Section 404 of the Sarbanes-Oxley Act of 2002. The remaining audit-related fees in fiscal 2003 were attributable to audits of financial statements of employee benefit plans. “Tax fees” are fees for tax compliance, tax advice and tax planning, and for both fiscal 2004 and fiscal 2003 such fees were attributable to services for tax-compliance assistance and tax advice. “All other fees” are fees for any services not included in the first three categories.

Pre-Approval of Independent Auditor Services and Fees

The Audit Committee pre-approved the fiscal 2004 audit services engagement performed by KPMG LLP. In accordance with the Audit Committee’s Pre-Approval Policy, the Audit Committee has pre-approved other specified audit, non-audit, tax and other services, provided that the fees incurred by KPMG LLP in connection with any individual non-due diligence engagement do not exceed $100,000 in any 12-month period. The Audit Committee must approve on an engagement by engagement basis any individual non-due diligence engagement in excess of $100,000 in any 12-month period or any individual engagement to perform due diligence services pertaining to potential business acquisitions/dispositions and other transactions and events in excess of $1,000,000 in any 12-month period. The Audit Committee has delegated to its Chairman the authority to pre-approve any other specific audit or specific non-audit service which was not previously pre-approved by the Audit Committee, provided that any decision of the Chairman to pre-approve other audit or non-audit services shall be presented to the Audit Committee at its next scheduled meeting. During fiscal 2004, the Audit Committee pre-approved all other audit and non-audit services in accordance with the policy set forth above.

The Board of Directors recommends a vote FOR Proposal No. 3 to ratify the appointment of KPMG LLP as Rayovac’s independent auditors for fiscal 2005.

OTHER MATTERS

The Board of Directors knows of no items of business to be brought before the Annual Meeting other than as described above. If any other items of business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxies in accordance with their best judgment with respect to any such items. Discretionary authority for them to do so is contained in the enclosed proxy card.

SHAREHOLDER COMMUNICATIONS TO THE BOARD

Generally, shareholders who have questions or concerns should contact our Vice President, Investor Relations at (770) 829-6200 or via electronic mail at investorrelations@rayovac.com. Any stockholders who wish to address questions or concerns regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions in writing to Rayovac Corporation, Attention: General Counsel, 6 Concourse Parkway, Suite 3300, Atlanta, Georgia 30328 or by email to investorrelations@rayovac.com. Questions and concerns will be forwarded directly to the appropriate director or directors.

SHAREHOLDER PROPOSALS

Under the rules and regulations of the SEC, shareholder proposals intended to be presented in our proxy statement for the annual meeting of shareholders to be held in 2006 must be received at our principal executive offices at 6 Concourse Parkway, Suite 3300, Atlanta, Georgia 30328, no later than November 24, 2005 in order to be considered for inclusion in our proxy statement for such meeting.

Under our Amended and Restated By-Laws, proposals of shareholders intended to be submitted for a formal vote (other than proposals to be included in our proxy statement) at the annual meeting of shareholders to be held in 2006 may be made only by a shareholder of record who has given notice of the proposal to the Secretary of Rayovac at our principal executive offices no earlier than February 11, 2006 and not later than March 8, 2006. The notice must contain certain information as specified in our Amended and Restated By-Laws. Any proposal received after March 8, 2006 will not be considered “timely” under the federal proxy rules for purposes of determining whether we may use discretionary authority to vote on such proposal.

ANNUAL REPORT AND FORM 10-K

A copy of our Annual Report on Form 10-K filed with the SEC is available on request by writing to the Vice President, Investor Relations, Rayovac Corporation, 6 Concourse Parkway, Suite 3300, Atlanta, Georgia 30328 or via electronic mail at investorrelations@rayovac.com.

Our Annual Report for the fiscal year ended September 30, 2004, including the financial statements for fiscal 2004, was previously mailed to shareholders. An additional copy of the Annual Report may be obtained by writing to the Vice President, Investor Relations at the above mailing address or electronic mail address.

By Order of the Board of Directors,

James T. Lucke

Secretary

March 24, 2005

COMPANY NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example

This proxy, when properly executed, will be voted in the manner directed below. If no direction is made, this proxy will be voted as the Board of Directors recommends.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3

FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed		FOR	AGAINST	ABSTAIN

1.      To elect Neil P. DeFeo, David A. Jones and Barbara S. Thomas as Class I directors for a three-year-term. If any such nominees should be unavailable, the proxies or any of them may vote for substitute nominee(s) at their discretion.

☐	☐	2. To approve the amendment to the Company’s Amended and Restated Articles of Incorporation to change the Company’s name to “Spectrum Brands, Inc.”	☐	☐	☐
		3. To ratify the appointment by the Board of Directors of KPMG LLP as the Company’s independent auditors for 2005.	☐	☐	☐

INSTRUCTION: To withhold authority to vote for one or more individual nominees, write the nominee’s name in the space below		4. To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

DATE:                                                              , 2005

SIGNATURE(S)

IMPORTANT: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign.

PLEASE DETACH PROXY CARD HERE

PROXY

RAYOVAC CORPORATION

ANNUAL MEETING OF SHAREHOLDERS APRIL 27, 2005

Attention: Participants in the Rayovac 401(k) Retirement Savings Plan and the Rayovac 401(k) Savings Plan for Hourly Employees

The undersigned, having read the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 24, 2005, receipt of which is hereby acknowledged, does hereby appoint and constitute KENT J. HUSSEY and JAMES T. LUCKE, and each or any of them, the attorneys and proxies of the undersigned, with full power of substitution to each, for and in the name of the undersigned to vote and act at the Annual Meeting of Shareholders of Rayovac Corporation to be held at Rayovac Corporation’s North American headquarters located at 601 Rayovac Drive, Madison, Wisconsin, on Wednesday, April 27, 2005 at 8:00 a.m., local time, and at any postponement or adjournment thereof, with respect to all shares of Common Stock, par value $.01 per share, of the Company, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, with all the powers that the undersigned would possess if personally present and acting, as indicated on the reverse.

Note from the Trustee:

New York Life Trust Company, as Trustee of the Rayovac 401(k) Retirement Savings Plan and the Rayovac 401(k) Savings Plan for Hourly Employees, has requested that the enclosed proxy materials relative to the securities held by us in your account, but not registered in your name be forwarded to you. Such securities can be voted only by us as holder of record. We shall be pleased to vote your securities in accordance with your wishes if you will execute this proxy card and return it promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting.

For this meeting, the extent of our authority to vote your securities in the absence of your instructions and timely receipt of a validly executed proxy card from you, as directed by the Rayovac 401(k) Retirement Savings Plan and the Rayovac 401(k) Savings Plan for Hourly Employees, is that securities for which no voting instructions have been given and for which a validly executed proxy card has not been timely delivered shall be voted in the same percentage as plan participants’ directed allocated shares are voted. In order to ensure that your securities are voted as you wish, please return your proxy by April 25, 2005.

New York Life Trust Company

(IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE)

SEE REVERSE SIDE

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COMPANY NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example

This proxy, when properly executed, will be voted in the manner directed below. If no direction is made, this proxy will be voted as the Board of Directors recommends.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3

FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed		FOR	AGAINST	ABSTAIN

1.      To elect Neil P. DeFeo, David A. Jones and Barbara S. Thomas as Class I directors for a three-year-term. If any such nominees should be unavailable, the proxies or any of them may vote for substitute nominee(s) at their discretion.

☐	☐	2. To approve the amendment to the Company’s Amended and Restated Articles of Incorporation to change the Company’s name to “Spectrum Brands, Inc.”	☐	☐	☐
		3. To ratify the appointment by the Board of Directors of KPMG LLP as the Company’s independent auditors for 2005.	☐	☐	☐

INSTRUCTION: To withhold authority to vote for one or more individual nominees, write the nominee’s name in the space below		4. To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

DATE:                                                              , 2005

SIGNATURE(S)

IMPORTANT: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign.

PLEASE DETACH PROXY CARD HERE

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PROXY

RAYOVAC CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

APRIL 27, 2005

This Proxy is solicited by the Board of Directors for use at the Rayovac Corporation Annual Meeting of Shareholders on April 27, 2005 or any postponement(s) or adjournment(s) thereof.

The undersigned, having read the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 24, 2005, receipt of which is hereby acknowledged, does hereby appoint and constitute KENT J. HUSSEY and JAMES T. LUCKE, and each or any of them, the attorneys and proxies of the undersigned, with full power of substitution to each, for and in the name of the undersigned to vote and act at the Annual Meeting of Shareholders of Rayovac Corporation to be held at Rayovac Corporation’s North American headquarters located at 601 Rayovac Drive, Madison, Wisconsin, on Wednesday, April 27, 2005, local time, and at any postponement or adjournment thereof, with respect to all shares of Common Stock, par value $.01 per share, of the Company, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, with all the powers that the undersigned would possess if personally present and acting, as indicated on the reverse.

(IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE)

SEE REVERSE SIDE

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